UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Vincerx Pharma, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT —

SUBJECT TO COMPLETION, DATED APRIL 30, 2025

Vincerx Pharma, Inc.

1825 S. Grant Street

San Mateo, CA 94402

(650) 800-6676

[●], 2025

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of Vincerx Pharma, Inc. (the “Company), which will be held at [●] [a.m./p.m.], Pacific Time, on [●], 2025. The Special Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/[●] and using the control number included on your proxy materials.

The purpose of the Special Meeting is to vote upon (i) a proposal to approve the liquidation and dissolution of the Company pursuant to Section 275 of the Delaware General Corporation Law (the “Dissolution”) and the Plan of Liquidation and Dissolution (the “Plan of Liquidation”), which if approved, will authorize our board of directors to liquidate and dissolve the Company in accordance with the Plan of Liquidation (the “Dissolution Proposal”) and (ii) a proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approval the Dissolution Proposal (the “Adjournment Proposal”). The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting.

Our board of directors carefully reviewed and considered the Dissolution and winding up of the Company pursuant to the Plan of Liquidation in light of the financial position of the Company, including its available cash, resources and operations following and in light of the Company’s review and pursuit of strategic alternatives available to the Company (including financings, collaborations, monetization of assets, out-licensing or other transactions), and taking into account the continued incurrence of expenses by the Company notwithstanding previously announced cost-saving measures, and the Company’s lack of revenue. The Company’s efforts to obtain financing or explore strategic alternatives have not succeeded to date, and the board of directors thus currently believes that any alternatives to the Dissolution available are likely limited. The board of directors deemed the Dissolution and winding-up of the Company pursuant to the Plan of Liquidation advisable and in the best interests of the Company and our stockholders, authorized, adopted and approved the Dissolution and the Plan of Liquidation and directed that the Dissolution and Plan of Liquidation be submitted to the Company’s stockholders for adoption and approval. The board of directors recommends that you vote “FOR” each of the Dissolution Proposal and the Adjournment Proposal.

More information about the Dissolution, the Plan of Liquidation and the Special Meeting is contained in the accompanying proxy statement (the “Proxy Statement”). In particular, you should carefully read the section entitled “Risk Factors” beginning on page 8 of the Proxy Statement for a discussion of risks you should consider in evaluating the Dissolution.

Whether or not you plan to attend the Special Meeting, it is important that your shares be represented and voted at the Special Meeting. After reading the Proxy Statement, please promptly vote. Your shares cannot be voted unless you vote by Internet or mail, vote as instructed by your broker, or vote your shares electronically at the Special Meeting.

Sincerely,

/s/ Raquel E. Izumi
Raquel E. Izumi
Acting Chief Executive Officer

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on [●], 2025

To Our Stockholders:

Vincerx Pharma, Inc. will hold a Special Meeting of Stockholders at [●] [a.m./p.m.], Pacific Time, on [●], 2025 (the “Special Meeting”). The Special Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/[●] and using the control number included on your proxy materials.

We are holding this Special Meeting to vote upon proposals to:

1.

approve the liquidation and dissolution of the Company in accordance with Section 275 of the Delaware General Corporation Law and pursuant to the Plan of Liquidation and Dissolution (the “Plan of Liquidation”) which, if approved, will authorize the Company’s board of directors to liquidate and dissolve the Company in accordance with the Plan of Liquidation (the “Dissolution Proposal”); and

2.

adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approval the Dissolution Proposal (the “Adjournment Proposal”).

Stockholders of record at the close of business on [●], 2025 are entitled to notice of and to vote at the Special Meeting, including any adjournments or postponements of the Special Meeting.

It is important that your shares be represented at this meeting. Whether or not you expect to attend the virtual Special Meeting, please vote at your earliest convenience by following the instructions in the proxy materials you received in the mail. Please review the instructions on page [●] of the attached Proxy Statement regarding your voting options.

By order of the Board of Directors,

/s/ Raquel E. Izumi
Raquel E. Izumi
Acting Chief Executive Officer

San Mateo, California

[●], 2025

The Proxy Statement is available at www.proxyvote.com.

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Vincerx Pharma, Inc.

1825 S. Grant Street

San Mateo, CA 94402

PROXY STATEMENT

Information Concerning Voting and Solicitation

This Proxy Statement (this “Proxy Statement”) is being furnished to you in connection with the solicitation by the board of directors of Vincerx Pharma, Inc., a Delaware corporation (“we,” “us,” “our,” “Vincerx” or the “Company”), of proxies in the accompanying form to be used at the Special Meeting of Stockholders of the Company to be held virtually on [●], 2025 at [●] [a.m./p.m.], Pacific Time, including any adjournments or postponements thereof (the “Special Meeting”).

This Proxy Statement is being mailed to stockholders on or about [●], 2025.

Questions and Answers About the Proxy Materials and the Special Meeting

Q: Why am I receiving these materials?

Our board of directors is soliciting your proxy to vote at the Special Meeting, including at any adjournments or postponements of the meeting. The Special Meeting will be held virtually. You are invited to attend the Special Meeting via live audio webcast to vote electronically on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may follow the instructions below to submit your proxy by Internet or mail. Stockholders of record as of the close of business on [●], 2025, which is the record date for the Special Meeting (the “Record Date”), are entitled to notice of and to vote at the Special Meeting. Stockholders are encouraged to vote and submit proxies in advance of the Special Meeting by Internet or mail as early as possible to ensure their votes are counted.

Q: What proposals will be voted on at the Special Meeting?

Two proposals will be voted on at the Special Meeting:

•

Proposal 1: The approval of the liquidation and dissolution of Vincerx in accordance with Section 275 of the Delaware General Corporation Law (the “Dissolution”) and pursuant to the Plan of Liquidation (the “Plan of Liquidation”) which, if approved, will authorize the board of directors to liquidate and dissolve the Company in accordance with the Plan of Liquidation (the “Dissolution Proposal”).

•

Proposal 2: The approval of an adjournment of the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approval the Dissolution Proposal (the “Adjournment Proposal”).

Q: What is the Board’s recommendation?

Our board of directors recommends that you vote:

•	Proposal 1: “FOR” the approval of the Dissolution Proposal.

•	Proposal 2: “FOR” the approval of the Adjournment Proposal.

Q: Will there be any other items of business on the agenda?

We do not expect any other items of business. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be properly brought before the meeting. Those persons intend to vote the proxy in accordance with their best judgment.

Q: Who is entitled to vote?

Stockholders of record at the close of business on the Record Date, [●], 2025, may vote at the Special Meeting. Each stockholder is entitled to one vote for each share of the Company’s common stock held as of the Record Date.

A list of stockholders of record entitled to vote at the Special Meeting will be available for examination by any stockholder, for any purpose related to the Special Meeting, for 10 days prior to the Special Meeting at our offices located at 1825 S. Grant Street, San Mateo, CA 94402. Please contact our Secretary by telephone at (650) 800-6676 if you wish to inspect the list of stockholders prior to the Special Meeting.

Q: What will happen if the Dissolution Proposal is approved?

If the Dissolution Proposal is approved, we will file a Certificate of Dissolution with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), complete the liquidation of our remaining assets, if any, satisfy our remaining obligations, including any expenses, and make distributions to stockholders of available liquidation proceeds, if any.

After our known liabilities have been paid to the full extent possible, and our remaining assets, if any, have been distributed to the holders of our capital stock, such holders shall surrender any and all certificates representing the stock of Vincerx and shall have no further rights against Vincerx, whether arising out of each such holder’s status as a holder of capital stock or as a creditor of Vincerx. Following the filing of a Certificate of Dissolution, Vincerx’s share transfer books shall be closed and capital stock and stock certificates evidencing capital stock will be treated as no longer being outstanding.

Q: If the Dissolution is approved, does the Company anticipate any amounts becoming available to the Company’s stockholders in the Dissolution?

Based upon information available at this time, the Company does not expect that any amounts will be available to the Company’s stockholders in connection with, or as a result of, the Dissolution. Even if there are amounts available to the Company’s stockholders as a result of the Dissolution, we expect such amounts to be minimal.

Q: What will happen if the Dissolution Proposal is not approved?

If the Dissolution Proposal is not approved, we will explore alternatives to the Dissolution, if any, available to the Company, including seeking voluntary dissolution at a later time with diminished assets, pursuing an assignment for the benefit of creditors or seeking bankruptcy protection. Given that the Company’s primary remaining assets are limited, the Company does not anticipate that any amounts available to the Company’s stockholders under those scenarios would exceed any amounts available in connection with the Dissolution.

Q: What will stockholders receive in the liquidation?

Pursuant to the Plan of Liquidation, we intend to liquidate all remaining non-cash assets and, after satisfying or making reasonable provision for the satisfaction of claims, obligations and liabilities as required by applicable law (including transaction expenses), distribute any remaining properties and assets and any remaining funds to holders of our common stock as of the date that the Certificate of Dissolution filed with the Delaware Secretary of State becomes effective (the “Effective Date”).

Based on the information currently available to us and if our stockholders approve the Dissolution, we do not expect that any amounts will be available to the Company’s stockholders in connection with, or as a result of, the Dissolution. Even if there are amounts available to the Company’s stockholders as a result of the Dissolution, we expect such amounts to be minimal. Such amount, if any, will depend on future expenses, as well as unknown, contingent and/or conditional liabilities.

Uncertainties as to the ultimate amount of our liabilities, the operating costs and amounts to be reserved for claims, obligations and provisions during the liquidation and winding-up process, and the related timing to complete such transactions make it impossible to predict with certainty the actual net cash amount, if any, that may ultimately be available for distribution to stockholders or the timing of any such distributions. Accordingly, you will not know whether there will be any distribution at all, or if there were to be a distribution, the exact amount of such distribution, when you vote on the Dissolution Proposal.

Q: Can I still sell my shares?

Yes, for a limited period of time, but following the Dissolution, we will close our stock transfer books (such time, the “Final Record Date”). Following the Final Record Date, certificates representing shares of our common stock will be treated as no longer outstanding and will not be assignable or transferable on our books except by will, intestate succession or operation of law, and we will not issue any new stock certificates.

Q: What is the reporting, trading, and listing status of the Company and its common stock?

The Company’s common stock was suspended from trading as of April 23, 2025, due to the Company’s failure to comply with Nasdaq listing rule 5550(a)(2) because the closing bid price of the Company’s common stock for the last 30 consecutive business days was lower than the minimum bid price requirement of $1.00 per share. The Company did not appeal Nasdaq’s determination and did not make arrangements to list its common stock on another national securities exchange or other market.

If the Dissolution is approved by our stockholders and if the board of directors determines to proceed with the Dissolution, we will close our transfer books at or following the effective time of the Dissolution. After such time, we will not record any further transfers of our common stock, except, in our sole discretion, such transfers occurring by will, intestate succession or operation of law as to which we have received adequate written notice, and we will not issue any new stock certificates, other than replacement certificates. In addition, after the effective time of the Dissolution, we will not issue any shares of our common stock upon exercise of outstanding options or warrants. As a result of the closing of our transfer books, it is anticipated that distributions, if any, made in connection with the Dissolution will likely be made pro rata to the same stockholders of record as the stockholders of record as of the effective time, and it is anticipated that no further transfers of record ownership of our common stock will occur after the effective time except, in our sole discretion, such transfers occurring by will, intestate succession or operation of law as to which we have received adequate written notice.

Additionally, whether or not the Dissolution is approved, we will have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we have exited such reporting requirements. The Company is initiating steps to exit from the reporting requirements under the Exchange Act. However, such process may be protracted and we may be required to continue to file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K to disclose material events, including those related to the Dissolution. Accordingly, we will continue to incur expenses that will reduce the amount available for distribution, including expenses of complying with public company reporting requirements and paying our service providers, among others.

Q: Will I owe any U.S. federal income taxes as a result of the Dissolution?

Distributions made in respect of common stock pursuant to the Plan of Liquidation, if any, are intended to be treated as received by a stockholder in exchange for the stockholder’s shares of our common stock and could result in a U.S. federal income tax liability to the stockholder. For a more detailed discussion, see the section entitled “Certain Material U.S. Federal Income Tax Consequences of the Dissolution” of this Proxy Statement. You should consult your tax advisor as to the particular tax consequences of the Dissolution to you, including the applicability of any U.S. federal, state and local and non-U.S. tax laws.

Q: Do I have appraisal rights?

No. Under the Delaware General Corporation Law (“DGCL”), stockholders are not entitled to assert appraisal rights with respect to the Dissolution.

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company (“Continental”), you are considered, with respect to those shares, the stockholder of record.

Beneficial Owner. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name. Your broker, bank or other nominee will provide instructions on how to vote the shares beneficially owned by you.

Q: How do I vote?

You may vote using any of the following methods:

By Internet. Stockholders of record may submit proxies by following the Internet voting instructions on their proxy materials prior to the Special Meeting. Most stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction form provided by their brokers, banks or nominees. Please check the voting instruction form for Internet voting availability. The Internet voting facilities will close at 11:59 p.m., Eastern Time, the day before the meeting date.

By Mail. Stockholders of record may submit paper proxies by completing, signing and dating the proxy card and returning it in the prepaid envelope enclosed with the proxy card. Sign your name exactly as it appears on the proxy. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR” each of Proposal 1 and Proposal 2. Stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing, and dating the voting instruction forms provided by their brokers, banks, or other nominees.

At the Virtual Meeting. Shares held in your name as the stockholder of record may be voted electronically at the Special Meeting by visiting www.virtualshareholdermeeting.com/[●] and using the control number included on your proxy materials. If you have already voted previously by Internet or mail, there is no need to vote again at the Special Meeting unless you wish to revoke and change your vote. Shares held beneficially in street name may be voted electronically at the Special Meeting only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares.

Even if you plan to attend the Special Meeting via live audio webcast, we recommend that you also submit your proxy or voting instructions or vote by Internet or mail prior to the Special Meeting so that your vote will be counted if you later decide not to attend the Special Meeting.

Q: Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time prior to the vote at the Special Meeting. If you submitted your proxy by Internet or mail, you may change your vote or revoke your proxy with a later Internet or mail proxy, as the case may be. If you are a stockholder of record and submitted your proxy by mail, you must file with the Secretary of the Company a written notice of revocation or deliver, prior to the vote at the Special Meeting, a valid, later-dated proxy. Attendance at the Special Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote at the Special Meeting.

If you are a beneficial owner of shares held in street name and you wish to change or revoke your vote, you must obtain a legal proxy through your broker, bank or nominee and present it to Continental at least two weeks in advance of the Special Meeting. Please consult the voting instructions or contact your broker, bank or nominee.

Q: What are “broker non-votes”?

If you hold shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker or nominee does not have discretionary voting authority to vote on that matter without instructions from the beneficial owner and instructions are not given. Discretionary items are proposals considered “routine” under the rules of the New York Stock Exchange. Proposal 1 and Proposal 2 are not considered “routine” items for which brokers and nominees have discretionary voting power, and therefore, broker non-votes are not expected to exist with respect to these proposals.

Q: What constitutes a quorum?

The presence online at the Special Meeting, or represented by proxy, of the holders of at least one-third of the shares of common stock outstanding and entitled to vote on the Record Date, will constitute a quorum. As of the close of business on the Record Date, [●] shares of our common stock were outstanding and entitled to vote. Abstentions are counted as present for the purpose of determining the presence of a quorum.

Q: How are votes counted?

For Proposal 1 and Proposal 2, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Abstentions will count as votes “AGAINST” Proposal 1 and Proposal 2 because an abstention represents a share entitled to vote on these proposals. Because Proposal 1 and Proposal 2 are not considered routine, broker non-votes are not expected to exist.

If you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card or voting instruction form with no further instructions, your shares will be voted in accordance with the recommendations of the board of directors (“FOR” each of Proposal 1 and Proposal 2, and in the discretion of the proxy holders on any other matters that may properly come before the meeting).

Q: What vote is required to approve the proposals?

Proposal 1 requires the affirmative “FOR” vote of a majority of the outstanding shares of capital stock entitled to vote on the proposal. A majority exists when the number of votes cast “FOR” exceeds the number of votes cast “AGAINST”.

Proposal 2 requires the affirmative “FOR” vote of a majority of the shares present in person or represented by proxy at the Special Meeting and entitled to vote thereon.

Q: What is “householding” and how does it affect me?

We have adopted a process for mailing our proxy materials called “householding” which has been approved by the Securities and Exchange Commission (“SEC”). Householding means that stockholders who share the same last name and address will receive only one copy of our proxy materials, unless we receive contrary instructions from any stockholder at that address. Stockholders participating in householding will continue to receive separate proxy cards.

If you prefer to receive multiple copies of our proxy materials at the same address, additional copies will promptly be provided to you upon request. If you are a stockholder of record, you may contact us by writing to Secretary, Vincerx Pharma, Inc., 1825 S. Grant Street, San Mateo, CA 94402, or by calling (650) 800-6676.

Eligible stockholders of record receiving multiple copies of our proxy materials can request householding by contacting us in the same manner. We have undertaken householding to reduce printing costs and postage fees, and we encourage you to participate.

If you are a beneficial owner, you may request additional copies of our proxy materials or you may request householding by notifying your broker, bank, or other nominee.

Q: How are proxies solicited?

Our employees, officers, and directors may solicit proxies. We will pay the cost of printing and mailing proxy materials, and will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy material to the owners of our common stock. At this time, we have not engaged a proxy solicitor. If we do engage a proxy solicitor, we will pay the customary costs associated with such engagement.

Q: Why are we holding a virtual Special Meeting?

The Special Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. We believe that the virtual meeting format will expand stockholder access and participation. You will not be able to attend the Special Meeting in person.

Q: How can I attend the virtual Special Meeting?

The Special Meeting will be a completely virtual meeting of stockholders conducted exclusively via live audio webcast. You will be able to attend the Special Meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/[●] and using the control number included on your proxy materials. The Special Meeting will begin promptly at [●] [a.m./p.m,], Pacific Time, on [●], 2025. We encourage you to access the virtual meeting website prior to the start time. You may begin to log into the virtual meeting platform beginning at approximately [●] [a.m./p.m,]., Pacific Time, on [●], 2025.

IMPORTANT

Please promptly vote by Internet or mail, or by following the instructions provided by your broker, bank or nominee, so that your shares can be represented at the Special Meeting.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of U.S. federal securities laws. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, expectations and events and include, but are not limited to, the Company’s expectations, intentions or strategies regarding the future, or the completion or effects of the Dissolution, the timing or amount of distributions, if any, to the Company’s stockholders, the ability to out-license or otherwise monetize its assets, intellectual property and technologies, the timing with respect to pursuing the Dissolution and winding down of its operations and its plans with respect to pursuing the Dissolution and winding-down its operations. Forward-looking statements are neither historical facts nor assurances of future performance or events. Instead, they are based only on current beliefs, expectations, and assumptions regarding future business developments, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Forward-looking statements are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside the Company’s control.

Actual results, conditions, and events may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results, conditions, and events to differ materially from those indicated in the forward-looking statements include, but are not limited to: the ability of the Company to obtain stockholder approval of the Dissolution; availability and sufficiency of cash to complete an orderly wind-down of the Company’s business; the execution costs of the Dissolution; the Company’s ability to out-license or otherwise monetize its assets and intellectual property and the amount of cash, if any, received from such activities; the amount of cash the Company has available to distribute to stockholders, if any; expense levels; the risk that the Company may need to seek protection of the bankruptcy court; and other risks and uncertainties including those set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent reports filed with the SEC. Forward-looking statements speak only as of the date hereof, and the Company disclaims any obligation to update any forward-looking statements.

RISK FACTORS

In deciding how and whether to vote, you should carefully consider the following risk factors and all of the information contained in or incorporated by reference into this Proxy Statement, including but not limited to, the matters addressed in the section of this Proxy Statement entitled “Forward-Looking Statements” and our most recent filings with the SEC (including under the caption “Risk Factors” in these filings), including our Annual Report on Form 10-K for the year ended December 31, 2024 and any subsequent reports filed with the SEC from time to time. In addition, you should keep in mind that the risks described below and under the caption “Risk Factors” in our most recent filings with the SEC are not the only risks that are relevant to your voting decision. The risks described below and under the caption “Risk Factors” in our most recent filings with the SEC are the risks that we currently believe are the material risks of which our stockholders should be aware in connection with their consideration of the Dissolution Proposal. Nonetheless, additional risks that are not presently known to us, or that we currently believe are not material, may also prove to be important.

We do not currently anticipate that there will be any distributions to stockholders, and if there are distributions, we cannot assure you as to the amount of distributions, if any, to be made to our stockholders.

Based on the information currently available to us and if our stockholders approve the Dissolution, we do not expect that any amounts will be available to the Company’s stockholders in connection with, or as a result of, the Dissolution. Even if there are amounts available to the Company’s stockholders as a result of the Dissolution, we expect such amounts to be minimal. Uncertainties as to the ultimate amount of our liabilities, the operating costs and amounts to be reserved for claims, obligations and provisions during the liquidation and winding-up process, the value (if any) of our assets and the related timing to complete such transactions make it impossible to predict with certainty the actual amount, if any, that may ultimately be available for distribution to stockholders or the timing of any such distributions. Accordingly, you will not know whether there will be any distribution at all, or if there were to be a distribution, the exact amount of such distribution, when you vote on the proposal to approve the Plan of Liquidation. Examples of uncertainties that could reduce the value of distributions to our stockholders include: amounts necessary to resolve claims of any creditors or other third parties; delays in the liquidation and dissolution or other winding up process; and unanticipated costs relating to the defense, satisfaction or settlement of lawsuits or other claims threatened against us or our directors or officers.

In addition, as we wind down, we will continue to incur expenses from operations, including directors’ and officers’ insurance; payments to service providers and any continuing employees or consultants; taxes; legal, accounting and consulting fees and expenses related to our filing obligations with the SEC, which will reduce any amounts available for distribution to our stockholders. As a result, we cannot assure you as to any amounts to be distributed to our stockholders if the board of directors proceeds with the Dissolution, and, based on our current estimate, do not expect any amounts to be distributed to our stockholders. If our stockholders do not approve the Dissolution Proposal, we will not be able to proceed with the Dissolution and no liquidating distributions will be made in connection therewith. See the section entitled “The Dissolution Proposal — Estimated Liquidating Distributions” beginning on page [●] of this Proxy Statement for a description of the assumptions underlying our current estimate that no liquidating distributions will be made to our stockholders in the Dissolution.

The board of directors will determine, in its sole discretion, the timing of the distribution of any amounts to our stockholders in the Dissolution. We can provide no assurance as to if or when any such distribution will be made, and we cannot provide any assurance as to the amount to be paid to stockholders in any such distribution, if one is made. Based on the information currently available to us and if our stockholders approve the Dissolution, we do not expect that any amounts will be available to the Company’s stockholders in connection with, or as a result of, the Dissolution. Even if there are amounts available to the Company’s stockholders as a result of the Dissolution, we expect such amounts to be minimal. To the extent funds are available for distribution to stockholders, the board of directors intends to seek to distribute such funds to our stockholders as quickly as possible, as permitted by the DGCL, and intends to take all reasonable actions to optimize the distributable value to our stockholders.

We cannot predict the timing of the distributions, if any, to stockholders.

Our current intention is that, if approved by our stockholders, the Certificate of Dissolution would be filed promptly after such approval; however, the decision of whether or not to proceed with the Dissolution will be made by the board of directors in its sole discretion. No further stockholder approval would be required to effect the Dissolution. However, if the board of directors determines that the Dissolution is not in our best interest or the best interest of our stockholders, the board of directors may, in its sole discretion, abandon the Dissolution or may amend or modify the Plan of Liquidation to the extent permitted by Delaware law without the necessity of further stockholder approval. After the Certificate of Dissolution has been filed, revocation of the Dissolution would require stockholder approval under Delaware law.

Under Delaware law, before a dissolved corporation may make any distribution to its stockholders, it must pay or make reasonable provision to pay all of its claims and obligations, including all contingent, conditional or unmatured contractual claims known to the corporation. Furthermore, we may be subject to potential liabilities relating to litigation matters or indemnification obligations, if any, to third parties or to our current and former officers and directors. It might take significant time to resolve these matters, and as a result we are unable to predict the timing of distributions, if any are made, to our stockholders.

If our stockholders do not approve the Dissolution Proposal, our board of directors will seek other alternatives to dissolving the Company. We do not anticipate that any amounts available to our stockholders under those scenarios would exceed any amounts available in connection with the Dissolution.

On April 17, 2025, our board of directors approved the Dissolution of the Company through a Plan of Liquidation, subject to stockholder approval. If our stockholders do not approve the Dissolution Proposal, the board of directors will explore alternatives to the Dissolution, if any, available to the Company, including seeking voluntary dissolution at a later time with diminished assets, conducting an assignment for the benefit of creditors or seeking bankruptcy protection. Given that the Company’s primary remaining assets are limited, the Company does not anticipate that any amounts available to the Company’s stockholders under those scenarios would exceed any amounts available in connection with the Dissolution.

We will continue to incur claims, liabilities and expenses and a delay in the consummation of the Dissolution will reduce the amount available for distribution to stockholders, if any.

Claims, liabilities and expenses from operations, such as operating costs, salaries, insurance, payroll and local taxes, legal, accounting and consulting fees and miscellaneous expenses, will continue to be incurred as we wind-up the business. These expenses will reduce the amount of assets available for ultimate distribution to our stockholders, if any.

Our stockholders may be liable to third parties for part or all of the amount received from us in our liquidating distributions if reserves are inadequate.

If the Dissolution becomes effective, we may establish a contingency reserve designed to satisfy any additional claims and obligations that may arise. Any contingency reserve may not be adequate to cover all of our claims and obligations. Under the DGCL, if we fail to create an adequate contingency reserve for payment of our expenses, claims and obligations, each stockholder could be held liable for payment to our creditors for claims brought prior to or after the expiration of the Survival Period (as defined below) after we file the Certificate of Dissolution with the Secretary of State (or, if we choose the Safe Harbor Procedures (as defined under the section entitled “The Dissolution Proposal — Safe Harbor Procedures” beginning on page [●] of this Proxy Statement), for claims brought prior to the expiration of the Survival Period), up to the lesser of (i) such stockholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve and (ii) the amounts previously received by such stockholder in Dissolution from us and from any liquidating trust or trusts. Accordingly, in such event, a stockholder could be required to return part or all of the distributions previously made to such stockholder, and a stockholder could receive nothing from us under the Plan of Liquidation. Moreover, if a stockholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a situation in which a stockholder may incur a net tax cost if the repayment of the amount previously distributed does not cause a commensurate reduction in taxes payable in an amount equal to the amount of the taxes paid on amounts previously distributed.

We may be subject to securities or other litigation, which is expensive and could divert our attention.

We may be subject to securities class action or other litigation in connection with the Dissolution. Securities or other litigation against us could result in substantial costs and divert our management’s attention from completing the Dissolution, which could harm our business and increase our expenses, which could decrease the amount available for distribution to our stockholders, if any.

We may no longer be required to file reports with the SEC during the pendency of or following the consummation of the Dissolution.

We may file a notice terminating our reporting obligations under the Exchange Act during the pendency of or following the consummation of the Dissolution. Once effective, we may no longer be required to file any annual, quarterly or other current reports with the SEC. If we are no longer required to file reports with the SEC, stockholders will have very little public information available about us and our operations which will further affect the trading and liquidity of our common stock.

If we continue to be required to file reports with the SEC, we will incur costs and expenses relating to such reporting obligations.

If we continue to have obligations to file annual, quarterly and other current reports with the SEC during the pendency of or following the consummation of the Dissolution, we will have to incur costs and expenses to make such filings and to comply with the Exchange Act and the rules and regulations promulgated thereunder.

The board of directors may determine not to proceed with the Dissolution.

Even if the Dissolution Proposal is approved by our stockholders, the board of directors may determine, in the exercise of its fiduciary duties, not to proceed with the Dissolution. If the board of directors elects to pursue any alternative to the Plan of Liquidation, our stockholders may not receive any of the funds that might otherwise be available for distribution to such stockholders. After the Certificate of Dissolution has been filed, revocation of the Dissolution would require stockholder approval under Delaware law.

Although the board of directors will be responsible for overseeing the Plan of Liquidation, their authority could effectively be transferred to a liquidating trustee or some other party.

Under Delaware law, a company’s board of directors retains ultimate decision-making authority following a company’s dissolution, and therefore our board of directors would initially be responsible for overseeing the Plan of Liquidation. However, pursuant to the Plan of Liquidation, a liquidating trust could be used to complete the Dissolution, or, under Delaware law, any director, creditor, stockholder or other party showing good cause could seek court appointment of a trustee or receiver to complete the Dissolution.

Our stock transfer books will be closed at the close of business on the date we file the Certificate of Dissolution with the Delaware Secretary of State, after which it will not be possible for stockholders to publicly trade our stock.

On or following the Effective Date, we will close our stock transfer books and discontinue recording transfers of our common stock. Thereafter, certificates representing shares of our common stock will be treated as no longer outstanding and will not be assignable or transferable on our books except by will, intestate succession or operation of law. The proportionate interests of all of our stockholders will be fixed on the basis of their respective stock holdings at the close of business on the Final Record Date, and, after such date, any distributions made by us will be made solely to the stockholders of record at the close of business on the Final Record Date, except as may be necessary to reflect subsequent transfers recorded on our books as a result of any assignments by will, intestate succession or operation of law.

If we fail to retain the services of appropriate personnel, the Plan of Liquidation may not succeed.

The success of the Plan of Liquidation depends in large part upon our ability to retain the services of qualified personnel who will be charged with winding up our business following the Dissolution, subject to the board of directors’ continued oversight. The retention of qualified personnel may be particularly difficult under our current circumstances. There can be no assurance that we will be successful in retaining the services of such qualified personnel or that we will be able to retain the services of such qualified personnel for the amounts we are willing to pay for such services.

Our stockholders may not be able to recognize a loss for U.S. federal income tax purposes until they receive a final distribution from us.

Distributions made pursuant to the Plan of Liquidation, if any, are intended to be treated as received by a stockholder in exchange for the stockholder’s shares of our common stock. Accordingly, the amount of any such distribution will reduce the stockholder’s adjusted tax basis in such shares, but not below zero. Any excess will be taxable as capital gain, while any tax basis remaining in such shares following the final distribution pursuant to the Plan of Liquidation will be treated as a capital loss. Any such gain or loss generally will be long-term capital gain or loss, respectively, if such shares have been held for more than one year. The deductibility of capital losses is subject to limitations. For a more detailed discussion, see the section entitled “Certain Material U.S. Federal Income Tax Consequences of the Dissolution” of this Proxy Statement. You should consult your tax advisor as to the particular tax consequences of the Dissolution to you, including the applicability of any U.S. federal, state, and local and non-U.S. tax laws.

PROPOSAL 1:

THE DISSOLUTION PROPOSAL

General

At the Special Meeting, our stockholders will be asked to approve the Dissolution Proposal, which authorizes the Dissolution pursuant to the Plan of Liquidation. The board of directors has determined that the Dissolution is advisable and in the best interests of the Company and its stockholders, and approved the Dissolution and adopted the Plan of Liquidation on April 17, 2025, subject to stockholder approval.

This discussion of the Dissolution is qualified it its entirety by reference to the Plan of Liquidation, which is attached to this Proxy Statement as Annex A and incorporated into this Proxy Statement by reference. This summary does not purport to be complete and may not contain all of the information about the Dissolution that is important to you. You should carefully read and consider the entire Plan of Liquidation, which is the legal document that governs the Dissolution, because this document contains important information about the Dissolution and how it affects you.

If we consummate the Dissolution pursuant to the Plan of Liquidation, we will cease conducting our business, wind up our affairs, dispose of our non-cash assets, including potential sale to third parties, pay or otherwise provide for our obligations, and distribute our remaining assets, if any, during a post-dissolution period of at least three years, as required by the DGCL. The effective time of the Dissolution will be when the Certificate of Dissolution is filed with the office of the Delaware Secretary of State or such later date and time, as provided in the Certificate of Dissolution. With respect to the Dissolution, we will follow the dissolution and winding up procedures prescribed by the DGCL, as described in further detail under the heading “Dissolution Under Delaware Law” of this section of the Proxy Statement. In the event our stockholders approve the Dissolution Proposal, we currently plan to file the Certificate of Dissolution with the Delaware Secretary of State as soon as practical following the Special Meeting, however, such filing may be delayed (or abandoned) as determined by the board of directors in its sole discretion, as described in more detail below.

Following the filing of the Certificate of Dissolution, in accordance with the applicable provisions of the DGCL, the board of directors will proceed to wind up the Company’s affairs. Authorization of the Dissolution by a majority of the outstanding shares of capital stock entitled to vote thereon shall constitute the authorization of the sale, exchange or other disposition in liquidation of all of the remaining property and assets of the Company after the effective time of the Dissolution, whether the sale, exchange or other disposition occurs in one transaction or a series of transactions. We currently intend to follow the winding up procedures provided in Section 281(b) of the DGCL, which generally require the Company to pay or make provision to pay current and future claims, as described in further detail under the heading “Dissolution Under Delaware Law” of this section of the Proxy Statement. Following the payment or provision for payment of these claims, the remaining assets or cash of the Company would be used to make liquidating distributions, if any, to our stockholders in accordance with the terms of such securities.

The board of directors retains the flexibility and discretion to follow the winding up procedures provided in Sections 280 and 281(a) of the DGCL (which are described below under the heading “Safe Harbor Procedures” of this section of this Proxy Statement), in lieu of those provided in Section 281(b).

If the Dissolution Proposal is not approved, Vincerx will explore alternatives to the Dissolution, if any, available to the Company, including seeking voluntary dissolution at a later time with diminished assets or seeking bankruptcy protection.

Effect of the Dissolution

The board of directors currently anticipates that, subject to the approval by our stockholders of the Dissolution Proposal, the Company will effect the Dissolution pursuant to the Plan of Liquidation following the Special Meeting.

If the Dissolution is implemented in accordance with the Plan of Liquidation, then, on or following the Effective Date, we will close our stock transfer books and discontinue recording transfers of our common stock, and, thereafter, certificates representing shares of our common stock will be treated as no longer outstanding and will not be assignable or transferable on our books except by will, intestate succession or operation of law, and we will not issue any new stock certificates. Even if the Dissolution is not completed, Vincerx may make the appropriate filings with the SEC to discontinue our obligation to file periodic reports under the Exchange Act.

Effect on Vincerx if the Dissolution is Not Completed

If the Dissolution Proposal is not approved, Vincerx will not implement the Dissolution pursuant to the Plan of Liquidation. Vincerx will explore alternatives to the Dissolution, if any, available to the Company, including seeking voluntary dissolution at a later time with diminished assets or seeking bankruptcy protection.

Background and Reasons for the Dissolution

Between February and March 2024, the Company initiated capital-raising efforts based on preliminary data from the Company’s Phase 1 clinical trial of VIP236, its small molecule-drug conjugate. The Company sought to raise sufficient capital to fund the continued development of VIP236 as well as VIP943, its anti-CD123 antibody-drug conjugate and engaged with a broad group of institutional investors. Investors did not view the data as sufficient to support the proposed financing, and the capital-raising effort was unsuccessful.

In April 2024, the Company presented preliminary VIP236 data at the American Association for Cancer Research (AACR) annual meeting. Following the presentation, the Company raised approximately $16.5 million through a stock and warrant offering. This amount was below the capital required to support the continued development of VIP236 and VIP943. As a result, the Company intensified its efforts to secure a strategic partnership to obtain additional non-dilutive capital.

In August 2024, the Company was approached by Oqory, Inc. (“Oqory”) regarding a potential merger. Preliminary discussions took place, but the parties were unable to reach agreement and discussions were discontinued.

In September 2024, the Company obtained initial response data from its ongoing Phase 1 dose-escalation study of VIP943. Among the reported findings, one patient with relapsed acute myeloid leukemia (AML) achieved a complete remission with incomplete hematologic improvement (CRi), and one patient with high-risk myelodysplastic syndrome (HR-MDS) achieved a complete remission with limited count recovery (CRL).

With the responses obtained from the VIP943 data, the Company re-engaged with prospective investors as well as potential strategic partners throughout September in an effort to secure additional funding. Feedback from both potential investors and potential strategic partners indicated that, although the data was promising, further clinical responses and extended follow-up data would be necessary to support a financing or strategic partnership.

During October and November 2024, the Company continued to engage with prospective investors, focusing on a smaller round of financing, and also continued to aggressively pursue potential strategic partners but was unsuccessful in raising any additional capital or attracting a strategic partner.

Because the Company had not been able to raise additional capital from investors or strategic partners, in early December 2024, the Company implemented cost-reduction measures, including a reduction in workforce of approximately 55%, retaining only those roles deemed critical to the continued development of VIP943. The Company also announced that it would explore strategic alternatives in addition to its fundraising efforts, including out-licensing, mergers and acquisitions (including reverse mergers), sales of assets and technologies, and other transactions.

In December 2024, the Company was again approached by Oqory regarding a potential merger, and the parties engaged in negotiations. On December 27, 2024, the Company announced that it had entered into a binding term sheet with Oqory regarding a proposed merger. Pursuant to the proposed merger, Oqory equity holders were expected to own approximately 95% of the combined entity and the Company’s equity holders were expected to own approximately 5% of the combined entity. Oqory-designated investors provided interim financing to the Company of approximately $1 million through the issuance of common stock and pre-funded warrants along with accompanying common stock warrants. The proposed merger was subject to certain closing conditions, including due diligence, regulatory approvals, negotiation of a definitive merger agreement, stockholder approval from both parties, completion of a minimum $20 million financing, and the continued listing of the Company’s common stock on Nasdaq.

At the time of entering into the binding term sheet with Oqory, the Company undertook additional cost-control initiatives and organizational changes to streamline operations. Dr. Ahmed Hamdy stepped down as Chief Executive Officer but remained as Chairman of the Board. Dr. Raquel Izumi stepped down as President and Chief Operating Officer and was appointed Acting Chief Executive Officer in a consulting capacity. Alexander Seelenberger stepped down as Chief Financial Officer, and Kevin Haas, Vice President and Controller, was appointed Acting Chief Financial Officer. Mr. Seelenberger remained with the Company in a consulting capacity.

On January 16, 2025, the Company’s stockholders approved an amendment to the Company’s Second Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) to effect a reverse stock split of its common stock at a ratio ranging from 1-for-10 shares up to 1-for-20 shares, with the ratio to be selected by the Company’s board of directors. On January 23, 2025, the Company’s board of directors approved a 1-for-20 reverse stock split, which became effective on January 27, 2025.

On February 25, 2025, Oqory notified the Company that it was terminating the exclusivity provision of the binding term sheet. As a result, the Company terminated the binding term sheet with Oqory and announced that it would review the Company’s strategic alternatives, including out-licensing, merger and acquisition opportunities (including reverse mergers), the sale of assets and technologies, and winding down operations.

In March 2025, the Company was approached by Chardan Capital regarding a potential merger transaction with Global Digital Holding, Inc., conducting business as QumulusAI (“QumulusAI”). On March 14, the Company entered into a non-binding letter of intent with QumulusAI. Pursuant to this proposed merger, QumulusAI equity holders were to own approximately 95% of the combined company, and the Company’s equity holders were to own approximately 5% of the combined company. The proposed merger assumed a value for QumulusAI of approximately $285 million and a value for the Company of approximately $15 million, assuming zero cash (net of liabilities) at closing. As part of the transaction, to the extent requested by the Company, QumulusAI or its designees were to invest up to $1.5 million in the equity of the Company prior to closing.

During March and early April 2025, the Company and QumulusAI engaged in negotiations regarding a definitive merger agreement. Neither QumulusAI nor its designees completed the $1.5 million equity investment in the Company called for by the letter of intent. On April 8, 2025, the Company announced that it had terminated the letter of intent with QumulusAI, as the parties were unable to reach agreement on the terms of a definitive merger agreement, including the equity investment by QumulusAI or its designees.

Following termination of the QumulusAI letter of intent, the Company’s board of directors authorized management to initiate a wind-down of the Company’s operations. The Company continues to evaluate opportunities to monetize its remaining assets.

The board of directors considered the following reasons in reaching its conclusion to approve the Dissolution and the Plan of Liquidation and to recommend that the stockholders of Vincerx vote to approve the Dissolution and the Plan of Liquidation:

•

the determination by the board of directors, after conducting a review of our financial condition, results of operations and business prospects, including in light of our (i) diminished stock price, (ii) lack of revenue sources, (iii) inability to secure additional financing, (iv) inability to maintain compliance with the Nasdaq Stock Market LLC’s continued listing requirements, (v) inability despite extensive efforts by the Company’s management and board of directors to identify, enter into and consummate an alternative transaction (whether a reverse merger, acquisition, sale of assets, collaboration, licensing transaction or otherwise) that would enable Vincerx to continue its operations as an independent company or as part of another entity, including the termination of merger negotiations with both Oqory and QumulusAI, (vi) remaining cash runway, (vii) amounts owed to creditors, (viii) anticipated costs of the Dissolution, and that the Dissolution would preserve the most value for the creditors and stockholders of Vincerx; and

•

under the DGCL, we may revoke the Dissolution during the three (3) years following the effectiveness of the Dissolution, or such longer period of continued existence as directed by the Delaware Court of Chancery, if: (i) the board of directors adopts a resolution recommending that the Dissolution be revoked, (ii) a majority of the outstanding shares of capital stock entitled to vote on a dissolution of Vincerx, which were outstanding on the effective date of the Dissolution, vote for the resolution to revoke the Dissolution and (iii) we file a certificate of revocation of dissolution with the Delaware Secretary of State and takes certain other actions specified by the DGCL.

The board of directors, in making the determination described above, also considered, in addition to the factors described above and other pertinent factors, the fact that the Company will continue to incur substantial accounting, legal and other expenses associated with operating as a public company, the Company’s operating costs and amounts to be reserved for claims, obligations and provisions during the liquidation and winding-up process, and the related timing to complete such transactions. The board of directors, in making the determination described above, also considered the fact that the Company and its management engaged in extensive efforts, but were unable to enter into and consummate an alternative transaction (whether a reverse merger, acquisition, sale of assets, collaboration, licensing transaction or otherwise) that would enable Vincerx to continue its operations as an independent company or as part of another entity, and have a reasonable likelihood of providing value to our stockholders. As a result of its evaluation of this information and the different factors, the board of directors concluded that the Dissolution is the preferred strategy among the alternatives now available to the Company to preserve the most value for the Company’s creditors and stockholders.

The board of directors also considered certain risks or potentially adverse factors in making its determination and recommendation, including, but not limited to, the following:

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the risks and contingencies relating to the announcement and implementation of the Dissolution and the risks and costs to Vincerx if the Dissolution is not completed, including the effect of an announcement of the Plan of Liquidation on the trading price of our common stock, our business and our relationships with our partners and clinical research organizations;

•	the risk that there might be unanticipated delays in implementing the Plan of Liquidation;

•	the risk that our stockholders may receive no amounts as distributions in connection with the Dissolution;

•	the fact that, if the Dissolution is approved by our stockholders, such stockholders would not be permitted to transfer shares of Vincerx’s common stock after the Effective Date;

•

the possibility that, under the DGCL, our stockholders may be required to repay some or all of the amounts distributed to them by Vincerx, if any, pursuant to the Plan of Liquidation if unknown or unanticipated claims arise against Vincerx during the wind down of its business;

•

the risks associated with the sale of our remaining non-cash assets, including the possibility that completing any such sales may take longer than currently anticipated and that we may not be able to realize the full value (or any value) for the sale of those assets in the context of a dissolution; and

•	that, under the DGCL, appraisal rights are not provided to stockholders in connection with the Dissolution.

In addition to considering the factors described above, the board of directors also considered that some of Vincerx’s directors and executive officers have interests in the Dissolution that may be different from, or in addition to, the interests of our stockholders generally. The board of directors was aware of these interests and considered them at the time it approved the Dissolution and made its recommendations to our stockholders.

The foregoing information and factors considered by the board of directors are the material factors considered by the board of directors. In view of the wide variety of reasons considered in connection with its evaluation of the Dissolution and the complexity of these matters, the board of directors did not find it useful to attempt, and did not attempt, to quantify, rank or otherwise assign relative weights to these reasons. In considering the reasons described above, individual members of the board of directors may have given different weight to different reasons. The board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Vincerx’s management team and legal advisors, and considered the reasons overall to be favorable to, and to support, its determination. The explanation of the reasons and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this Proxy Statement entitled “Forward-Looking Statements” and “Risk Factors.”

Dissolution Under Delaware Law

The DGCL provides that a corporation may dissolve upon the recommendation of its board of directors, followed by the approval of its stockholders. Following such approvals, dissolutions are effected by filing a Certificate of Dissolution with the Delaware Secretary of State and the corporation is dissolved upon the filing date.

Section 278 of the DGCL provides that after a corporation is dissolved, its existence continues for a period of three years “or for such longer period as the Delaware Court of Chancery shall in its discretion direct” for the purpose of prosecuting and defending suits and to enable the corporation gradually to sell its properties and to wind up its affairs and discharge its liabilities (such period, the “Survival Period”). The process of winding up includes:

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The collection and disposal of assets that will be applied toward the satisfaction or the making of reasonable provision for the satisfaction of liabilities and claims or that will not otherwise be distributed in kind to the corporation’s stockholders.

•	The satisfaction or making of reasonable provision for satisfaction of liabilities and claims.

•	Subject to statutory limitations, the distribution of any remaining assets to the stockholders of the corporation.

•	The taking of all other actions necessary to wind up and liquidate the corporation’s business and affairs.

We currently intend to effect the process of winding up pursuant to the provisions of Section 281(b) of the DGCL (the “Default Procedures”), which requires that the Company (i) shall pay or make reasonable provision to pay all claims and obligations (“Current Claims”), including all contingent, conditional or unmatured contractual claims known to the Company (“Contingent Claims”), (ii) shall make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party (“Pending Action Claims”) and (iii) shall make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within 10 years after the Effective Date (“Potential Claims”, together with the Current Claims, Contingent Claims and Pending Action Claims, the “Claims”).

Safe Harbor Procedures

Sections 280 and 281(a) of the DGCL allow a dissolving corporation to engage in a court-supervised winding up process by following the winding up procedures set forth therein (the “Safe Harbor Procedures”). Following the Safe Harbor Procedures would ensure that our stockholders and directors are afforded certain protections under the DGCL. Although we currently intend to effect the winding up process pursuant to Default Procedures, the board of directors retains the flexibility and discretion to instead follow the Safe Harbor Procedures.

Section 280 of the DGCL permits a dissolving corporation to give notice by mail and publication of its dissolution to all persons known to have a claim against the corporation (“Known Claims”), including persons with Pending Action Claims, and require those persons to submit their claims in accordance with the notice. The notice is to be published and mailed to all known claimants, including persons with Pending Action Claims, in accordance with the DGCL. Any Known Claim against a dissolving corporation will be barred if the known claimant is given the required notice and does not present the claim to the corporation by the cut-off date referred to in the notice. If the dissolving corporation receives a response to the corporation’s notice by the cut-off date referred to in the notice, the dissolving corporation may accept or reject, in whole or in part, the Known Claim. If the dissolving corporation rejects a Known Claim, it must mail a notice of the rejection to claimant by certified or registered mail, return receipt requested, within 90 days after receipt of the claim (or, if earlier, at least 150 days before the expiration of the period described in Section 278 of the DGCL), which notice must, among other things, state that any claim so rejected will be barred if the Current Claimant does not commence an action, suit or proceeding with respect to the claim within 120 days of the date of the rejection notice. If the dissolving corporation rejects a Known Claim and the claimant does not commence an action suit or proceeding with respect to the claim within the 120-day post-rejection period, then the claimant’s Known Claim will be barred.

To dispose of any Contingent Claims, the dissolving corporation must give notice to persons with Contingent Claims and publish the notice, in each case, in accordance with the DGCL. After the receipt of a Contingent Claim, the corporation must mail to the claimant an offer for such security that, in the judgment of the corporation, is sufficient to provide compensation to the claimant if the Contingent Claim were to mature. The claimant must notify the corporation of such claimant’s rejection of the offer within 120 days of the receipt of the offer or the claimant will be deemed to have accepted the security offered by the corporation as the sole source from which the claim will be satisfied.

Finally, the dissolving corporation that has complied with the Safe Harbor Procedures must petition the Delaware Court of Chancery to determine the amount and form of security that will be (1) reasonably likely to be sufficient to provide compensation for any Pending Action Claim (including any rejected Known Claim as to which the claimant commenced an withing 120 days of the rejection notice), other than a claim barred pursuant to the Safe Harbor Procedures, (2) sufficient to provide compensation for any Contingent Contractual Claim for which security is rejected by the clamant, and (3) reasonably likely to be sufficient to provide compensation for any claims that have not been made known to the corporation or that have not arisen but that, based on facts known to the corporation, that are likely to arise or to become known within five years after the date of dissolution or such longer period of time as the Delaware Court of Chancery may determine (not to exceed ten years from the date of dissolution).

Principal Provisions of the Plan of Liquidation

This section of the Proxy Statement describes material aspects of the proposed Plan of Liquidation. While we believe that this description covers the material terms of the Plan of Liquidation, this summary may not contain all of the information that is important to you. You should carefully read this entire Proxy Statement, including the Plan of Liquidation attached as Annex A to this Proxy Statement, for a more complete understanding of the Dissolution.

Approval of the Plan of Liquidation and Authority of Officers and Directors

The Dissolution must be approved by the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote thereon. Under the DGCL, the Dissolution requires the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote thereon, meaning abstentions would have the effect of a vote “AGAINST” the Dissolution Proposal.

The approval of the Dissolution by the requisite vote of our stockholders will constitute adoption of the Plan of Liquidation and will grant full and complete authority to the board of directors, without further stockholder action, to do and perform, or to cause our officers or other delegates to do and perform, any and all acts and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that the board of directors or any such delegate(s) deem necessary, appropriate or desirable, in the absolute discretion of the board of directors or any such delegate(s), to implement the Plan of Liquidation and to proceed with our Dissolution in accordance with any applicable provision of the DGCL, including, without limitation, all filings or acts required by any state or federal law or regulation to wind up its affairs.

The board of directors may appoint officers, hire employees, engage consultants and retain independent contractors and agents in connection with the winding up process, and is authorized to pay compensation to or otherwise compensate our directors, officers, employees, consultants, independent contractors and agents above their regular compensation in recognition of the extraordinary efforts they may be required to undertake in connection with the successful implementation of the Plan of Liquidation. Approval of the Dissolution pursuant to the Plan of Liquidation by the requisite vote of our stockholders will constitute approval by the stockholders of any such cash or non-cash compensation.

Dissolution and Liquidation

If the Dissolution Proposal is approved by the requisite vote of our stockholders, the steps set forth below will be completed at such times as the board of directors or its delegate(s), in its discretion and in accordance with the DGCL, deems necessary, appropriate or advisable in our best interests and the best interests of the stockholders:

•	The filing of a Certificate of Dissolution with the Delaware Secretary of State.

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The cessation of all of our business activities except those relating to winding up and liquidating our business and affairs, including, but not limited to, prosecuting and defending suits by or against us, collecting our assets, converting such assets into cash or cash equivalents, discharging or making provision for discharging our liabilities, withdrawing from all jurisdictions in which we are qualified to do business, and distributing our remaining property (if any) among our stockholders according to their interests.

•	The collection, sale, exchange or other disposition of all or substantially all of our non-cash property and assets, in one transaction or in several transactions to one or more persons.

•	The payment of or the making provision for the payment of all Claims, in the manner required by DGCL 281(b), which is described above.

•

The distribution to our stockholders, or the transfer to one or more liquidating trustees for the benefit of our stockholders under a liquidating trust, of our remaining assets (if any) according to the provisions of the Certificate of Incorporation.

•	The taking of any and all other actions permitted or required by Section 278, 279 and 281(b) the DGCL.

Liquidating Trust

If deemed necessary, appropriate or desirable by the board of directors or its delegate(s), in furtherance of the liquidation and distribution of any remaining assets to stockholders in accordance with the Plan of Liquidation, we may transfer to one or more liquidating trustees, for the benefit of our stockholders under a liquidating trust, any or all of our assets, including any cash intended for distribution to creditors and stockholders not disposed of at the time of our dissolution. The board of directors or its delegate(s) are authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more of our directors, officers, employees, agents or representatives, to act as the initial trustee. Any trustee so appointed shall in general be authorized to take charge of the Company’s property, and to sell and convert into cash any and all corporate non-cash assets and collect the debts and property due and belonging to the Company, with power to prosecute and defend, in the name of the Company, or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint an agent under it and to do all other acts which might be done by the Company that may be necessary, appropriate or advisable for the final settlement of the unfinished business of the Company. Approval of the Plan of Liquidation by our stockholders shall constitute the approval of any trustee so appointed, any liquidating trust agreement, and any transfer of assets by us to the trust.

Professional Fees and Expenses

It is specifically contemplated that the board of directors or its delegate(s) may authorize the payment, out of the contingency reserve, of a retainer fee to a law firm or law firms selected by the Board for legal fees and expenses of the Company. In addition, in connection with and for the purpose of implementing and assuring completion of the Plan of Liquidation, the Company may, in the discretion of the board of directors or its delegate(s), pay out of the contingency reserve any brokerage, agency and other fees and expenses of persons rendering services, including accountants, tax advisors and valuation experts, to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of the Plan of Liquidation.

Indemnification

We will continue to indemnify the persons entitled thereto under, and in accordance with, our Certificate of Incorporation, our amended and restated bylaws (“Bylaws”), and any contractual arrangements, for actions taken in connection with the Plan of Liquidation and the winding up of our business and affairs. The board of directors or its delegate(s) are authorized at our expense to obtain and maintain insurance for the benefit of such directors, officers, employees, consultants, agents and trustees to the extent permitted by law and as may be necessary or appropriate to cover our obligations under the Plan of Liquidation.

Contingency Reserve

The board of directors or it delegate will establish a contingency reserve to satisfy the claims of the current and potential creditors of the Company, provided that, at or before the completion of the period contemplated by Section 278 of the DGCL, the amount of the contingency reserve may be reduced to the extent the board of directors or its delegate(s) determines that the full amount thereof will not be necessary to satisfy actual or potential creditors of the Company.

Liquidating Distributions

After the payment or the provision for payment, in full, of all Claims, our remaining assets (if any) shall be distributed by us to our stockholders according to the provisions of the Certificate of Incorporation. Such distribution, if any, may occur all at once or in a series of distributions and may be in cash or assets.

If any liquidating distribution to a stockholder cannot be made, because the stockholder cannot be located, then the distribution to which such stockholder is entitled will be transferred, at such time as the final liquidating distribution is made, to the official of such state or other jurisdiction authorized or permitted by applicable law to receive the proceeds of such distribution. The proceeds of such distribution will thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and will be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event will the proceeds of any such distribution revert to or become our property.

Amendment, Modification or Revocation of Plan of Liquidation

If for any reason the board of directors or its delegate(s) determines that such action would be in the best interests of the Company, it may amend, modify or abandon the Plan of Liquidation and all actions contemplated thereunder, including the proposed dissolution of the Company, notwithstanding stockholder approval of the Plan of Liquidation or the filing of the Certificate of Dissolution, to the extent permitted by the DGCL.

Liquidation Under Code Sections 331 and 336

It is intended that the Plan of Liquidation constitute a plan of complete liquidation of the Company within the meaning of Sections 331 and 336 of the Code (as defined below). The Plan of Liquidation will be deemed to authorize the taking of such action as, in the opinion of counsel for the Company, may be necessary to conform with the provisions of Sections 331 and 336 of the Code and the Treasury Regulations promulgated thereunder.

Liquidating Distributions

Based upon information available at this time, we do not expect that any amounts will be available to the Company’s stockholders in connection with, or as a result of, the Dissolution. Even if there are amounts available to the Company’s stockholders as a result of the Dissolution, we expect such amounts to be minimal.

Conduct of the Company Following Dissolution

If the Dissolution Proposal is approved, we will file a Certificate of Dissolution with the Delaware Secretary of State as soon as reasonably practicable after receipt of the required revenue clearance certificate from the Department of Finance. After the Effective Date, our corporate existence will continue but we may not carry on any business except that appropriate to wind-up and liquidate our business and affairs, including, without limitation, collecting and disposing of our assets, satisfying or making reasonable provision for the satisfaction of our liabilities and, subject to legal requirements, distributing our remaining property (if any) among the stockholders.

Sale of Remaining Assets

The Plan of Liquidation gives the board of directors or its delegate(s) the authority to dispose of all of our remaining property and assets without further stockholder approval. Stockholder approval of the Plan of Liquidation will constitute approval of any and all such future asset dispositions on such terms and at such prices as the board of directors or its delegate(s), without further stockholder approval, may determine to be in our best interests and the best interests of our stockholders. We may contract with one or more third parties to assist us in selling any remaining non-cash assets on such terms as are approved by the board of directors or its delegate(s) in our best interests and the best interests of our stockholders. We may conduct sales by any means, including by competitive bidding or private negotiations, to one or more purchasers in one or more transactions over a period of time.

Contingency Reserve

Following the Effective Date, we will pay all expenses and other known liabilities (to the extent of available cash or other assets therefor) and establish a contingency reserve (to the extent of available cash or other assets therefor), consisting of cash or other assets, that the board of directors or its delegate(s) believes will be adequate for the satisfaction of all current and potential claims and liabilities. We also may seek to acquire insurance coverage and take other steps the board of directors or its delegate(s) determines are reasonably calculated to provide for the satisfaction of the reasonably estimated amount of such liabilities. At this time, we are not able to provide a precise estimate of the amount of the contingency reserve or the cost of insurance or other steps that may be undertaken to make provision for the satisfaction of liabilities and claims (to the extent of available cash or other assets therefor), but any such amount will be deducted before the determination of amounts available (if any) for distribution to our stockholders.

The actual amount of the contingency reserve may vary from time to time and will be based upon estimates and opinions of the board of directors or its delegate(s), derived from consultations with management and outside experts, if the board of directors or its delegate(s) determine that it is advisable to retain such experts, and a review of our estimated contingent liabilities and estimated ongoing expenses, including, without limitation: anticipated salary, retention, compensation and benefits payments; estimated legal and accounting fees; payroll and other taxes; expenses accrued in connection with the preparation of our financial statements; and costs related to public company reporting matters. We anticipate that expenses for professional fees and other expenses of liquidation may be significant. Our established contingency reserve may not be sufficient to satisfy all of our obligations, expenses and liabilities, in which case a creditor could bring a claim against our stockholders for the total amount distributed by us (if any) to such stockholders pursuant to the Plan of Liquidation. From time to time, we may distribute according to the Certificate of Incorporation to stockholders any portions of the contingency reserve that the board of directors or its delegate(s) deems no longer necessary to satisfy actual or potential creditors of the Company.

Potential Liability of Stockholders and Directors

Under the DGCL, if the amount of the contingency reserve and other measures calculated to provide for the satisfaction of liabilities and claims are insufficient to satisfy the aggregate amount ultimately found payable in respect of our liabilities and claims against us, each stockholder could be held liable for amounts due to creditors up to the amounts distributed to such stockholder under the Plan of Liquidation.

If we were held by a court to have failed to make adequate provision for expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the contingency reserve, a creditor could seek an injunction against us to prevent us from making distributions to stockholders in accordance with the Plan of Liquidation. Any such action could delay and substantially diminish liquidating distributions (if any) to stockholders.

If a dissolving corporation fully complies with either the Safe Harbor Procedures or the Alternative Procedures, then the dissolving corporation’s directors will not be personally liable to the dissolving corporation’s claimants.

Reporting Requirements

As of the date of this Proxy Statement, we comply with the applicable reporting requirements of the Exchange Act, even though compliance with such reporting requirements may be economically burdensome and of minimal value to stockholders. If the Dissolution is approved by our stockholders and if the board of directors determines to proceed with the Dissolution, the Company plans to initiate steps to exit from the reporting requirements under the Exchange Act. The Company may also initiate steps to exit from the reporting requirements under the Exchange Act if the Dissolution is not approved by stockholders.

Closing of Transfer Books

On or following the Effective Date, we will close our stock transfer books and discontinue recording transfers of our common stock. Thereafter, certificates representing shares of our common stock will be treated as no longer outstanding and will not be assignable or transferable on our books except by will, intestate succession or operation of law, and we will not issue any new stock certificates. See “Cessation of Trading of Common Stock” below.

After all liabilities of the Company have been paid or provided for to the full extent possible, and the remaining assets of the Company, if any, have been distributed to the Company’s stockholders pursuant to the terms of the Certificate of Incorporation, the stockholders shall surrender for cancellation any and all certificates representing the stock of the Company and shall have no further rights against the Company, whether arising out of each stockholder’s status as a stockholder or as a creditor of the Company.

Cessation of Trading of Common Stock

We anticipate that we will notify the Financial Industry Regulatory Authority of our impending dissolution and request that our common stock stop trading on the Effective Date or as soon thereafter as is reasonably practicable. As noted above, we also currently expect to close our stock transfer books on or around the Effective Date and to discontinue recording transfers and issuing stock certificates at that time. Accordingly, it is expected that trading in our shares of common stock will cease on or very soon after the Effective Date.

Appraisal Rights

Under the DGCL, stockholders are not entitled to appraisal rights with respect to the Dissolution.

Regulatory Approvals

We are not aware of any U.S. federal or state regulatory requirements or governmental approvals or actions that may be required to consummate the Dissolution, except for compliance with applicable SEC regulations in connection with this Proxy Statement and compliance with the DGCL. Additionally, the Dissolution requires that we obtain a revenue clearance certificate from the Delaware Department of Finance certifying that we have paid or provided for every license fee, tax increase or penalty of the Company. In order to obtain the revenue clearance certificate, we must file an application with the Delaware Department of Finance. If our stockholders approve the Dissolution Proposal, we intend to file such application as soon as reasonably practicable after the Special Meeting. We intend to file our Certificate of Dissolution with the Delaware Secretary of State as soon as reasonably practicable after we receive a revenue clearance certificate.

Accounting Treatment

Upon the Dissolution, we plan to change our basis of accounting from the going-concern basis, which contemplates realization of assets and satisfaction of liabilities in the normal course of business, to the liquidation basis. Under the liquidation basis of accounting, assets are stated at the lower of their carrying value or their estimated net realizable values and liabilities are stated at their estimated settlement amounts. Recorded liabilities will include the estimated costs associated with carrying out the Plan of Liquidation. For periodic reporting, a statement of net assets in liquidation will summarize the liquidation value per outstanding share of common stock.

The valuation of assets and liabilities will require many estimates and assumptions, and there will be substantial uncertainties in carrying out the provisions of the Plan of Liquidation. The estimated net realizable value of our assets and the estimated settlement amounts for liabilities are expected to differ from estimates recorded in interim financial statements.

Certain Material U.S. Federal Income Tax Consequences of the Dissolution

The following discussion is a summary of certain material U.S. federal income tax consequences of the Dissolution to U.S. Holders and Non-U.S. Holders (each as defined below and, collectively, “Holders”) assuming the Dissolution is completed as contemplated in the Plan of Liquidation but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below.

This discussion is limited to Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income, the annual tax accounting rules under Section 451(b) of the Code, or the alternative minimum tax. In addition, this discussion does not address tax consequences relevant to Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	U.S. Holders whose functional currency is not the U.S. dollar or that hold their common stock through a foreign broker or other foreign intermediary;

•	persons that hold our common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers, or traders in securities, commodities, or currencies;

•	“controlled foreign corporations,” “passive foreign investment companies,” or corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships, or other entities or arrangements treated as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

•	tax-exempt organizations (including private foundations) or international or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons that hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•	persons that own, or are deemed to own, more than 5% of our stock.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE DISSOLUTION ARISING UNDER U.S. FEDERAL ESTATE OR GIFT TAX LAWS, THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION, OR ANY APPLICABLE INCOME TAX TREATY.

U.S. Holder and Non-U.S. Holder

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our common stock that is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes and that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect to be treated as a United States person under applicable Treasury Regulations.

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a U.S. Holder nor an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes.

U.S. Federal Income Tax Consequences of the Dissolution

We intend for distributions made pursuant to the Plan of Liquidation, if any, to be treated as a series of distributions in complete liquidation of the Company governed under Section 331 of the Code, and this discussion assumes that such treatment will be respected.

U.S. Federal Income Tax Consequences of the Dissolution to the Company

We generally will recognize gain or loss equal to the difference, if any, between the fair market value of any non-cash asset we distribute pursuant to the Plan of Liquidation, and our adjusted tax basis in such asset. If a stockholder assumes a liability in connection with the Dissolution, the discharge of such liability in the Dissolution may increase our recognized gain.

In addition, until all of our assets have been distributed pursuant to the Plan of Liquidation and the Dissolution is complete, we will continue to be subject to U.S. federal income tax on our income, if any, such as interest income. We generally will also recognize gain or loss, if any, upon the sale of any of our assets in connection with the Dissolution equal to the difference, if any, between (x) the fair market value of the consideration received for such assets and (y) our adjusted tax basis in such assets. Any of the foregoing tax liabilities will reduce or eliminate the cash available for distribution pursuant to the Plan of Liquidation.

Although the Inflation Reduction Act enacted a 1% excise tax, or the Excise Tax, that generally applies to certain repurchases of stock of publicly traded U.S. corporations, proposed Treasury Regulations except certain distributions in complete liquidation of a publicly traded U.S. corporation, as well as distributions made by such corporation during the taxable year in which such corporation completely liquidates and dissolves, from the Excise Tax. Under another exception, a corporation is not subject to the Excise Tax with respect to a taxable year if the aggregate fair market value of all repurchases with respect to stock of the corporation does not exceed, in the aggregate, $1,000,000 (the “de minimis exception”). In addition, the Excise Tax generally does not apply to U.S. corporations that are not traded on an “established securities market” as specially defined. However, all repurchases pursuant to a plan in which a corporation’s stock ceases to be traded on an established securities market are subject to the Excise Tax without regard to whether the repurchases occur before or after the cessation date. The Company has not yet determined the applicability of the Excise Tax to it. Taxpayers are permitted to rely on the proposed Treasury Regulations with respect to repurchases occurring on or before the date of publication of final regulations.

Holders should consult their tax advisors regarding the tax consequences of the Dissolution to the Company and any resulting impact to Holders in their particular circumstances.

U.S. Federal Income Tax Consequences of the Dissolution to Holders

Each Holder generally will be treated as receiving its portion of distributions, if any, made pursuant to the Plan of Liquidation in exchange for its shares of our common stock. If a Holder holds different blocks of shares of our common stock (generally, shares of our common stock purchased or acquired on different dates or at different prices), the Holder’s portion of such distributions must be allocated among the several blocks of shares in the proportion that the number of shares in a particular block bears to the total number of shares owned by the Holder.

U.S. Holders. Distributions made pursuant to the Plan of Liquidation to a U.S. Holder, if any, will be treated as received by the U.S. Holder in exchange for the U.S. Holder’s shares of our common stock. The amount of any such distributions will reduce the U.S. Holder’s adjusted tax basis in such shares, but not below zero. Any excess will be treated as capital gain, while any adjusted tax basis remaining in such shares following the final distribution made pursuant to the Plan of Liquidation will be treated as a capital loss. Any such gain or loss generally will be long-term capital gain or loss, respectively, if such shares have been held for more than one year. The deductibility of capital losses is subject to limitations. Any such gain or loss generally will be computed on a “per share” basis.

The IRS or a court could challenge our valuation of any non-cash asset distributed to a U.S. Holder pursuant to the Plan of Liquidation, which could change the amount of gain or loss recognized by the U.S. Holder. A U.S. Holder’s adjusted tax basis in any non-cash asset distributed to the U.S. Holder pursuant to the Plan of Liquidation immediately after such distribution will be the fair market value of such asset at the time of distribution. Distributions of non-cash assets pursuant to the Plan of Liquidation could result in a U.S. Holder having a tax liability in excess of the amount of cash distributed to the U.S. Holder pursuant to the Plan of Liquidation, which would require the U.S. Holder to satisfy such tax liability from other sources or by selling all or a portion of such non-cash assets.

U.S. Holders should consult their tax advisors regarding the tax consequences of the Dissolution in their particular circumstances.

Non-U.S. Holders. Distributions made pursuant to the Plan of Liquidation to a Non-U.S. Holder will be treated as received by the Non-U.S. Holder in exchange for the Non-U.S. Holder’s shares of our common stock. The amount of any such distributions will reduce the Non-U.S. Holder’s adjusted tax basis in such shares, but not below zero. Any excess will be treated as capital gain. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any such gain unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•

the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the applicable distribution and certain other requirements are met; or

•

we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes during the shorter of the five-year period ending on the date of the applicable distribution or the Non-U.S. Holder’s holding period in the Non-U.S. Holder’s shares of our common stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to United States persons. If the Non-U.S. Holder is a corporation, the Non-U.S. Holder also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on the Non-U.S. Holder’s effectively connected earnings and profits.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the Non-U.S. Holder is not considered a resident of the United States), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to gain described in the third bullet point above, the determination of whether we are a USRPHC depends on the fair market value of our “United States real property interests” for U.S. federal income tax purposes relative to the fair market value of our worldwide real property interests and our assets used or held for use in a trade or business. Although we believe we are not currently, and do not anticipate becoming, a USRPHC, there can be no assurance in this regard.

Non-U.S. Holders should consult their tax advisors regarding the tax consequences of the Dissolution in their particular circumstances, including the applicability of withholding and income tax treaties and our status as a USRPHC.

Alternative U.S. Federal Income Tax Treatment of the Dissolution

Notwithstanding our position that distributions made pursuant to the Plan of Liquidation are intended to be treated as a series of distributions in complete liquidation of the Company governed under Section 331 of the Code, it is possible that the IRS or a court could determine that any of such distributions is a current distribution. In addition, if the Dissolution is abandoned or revoked, such distributions would be treated as current distributions. A current distribution would be treated as a dividend for U.S. federal income tax purposes to the extent of our current and accumulated earnings and profits. Amounts not treated as dividends would constitute a return of capital and first be applied against and reduce a Holder’s adjusted tax basis in its shares of our common stock, but not below zero. Any excess would be treated as capital gain. Holders should consult their tax advisors regarding the proper tax treatment of the Dissolution and the resulting tax consequences in their particular circumstances, including the applicability of preferential tax rates, deductions, withholding, and income tax treaties.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code, commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, imposes a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as annually defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also imposes a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. FATCA applies to dividends paid on our common stock and, subject to the proposed Treasury Regulations described below, also applies to gross proceeds from sales or other dispositions of our common stock. Proposed Treasury Regulations, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to gross proceeds from sales or other dispositions of our common stock. Taxpayers (including applicable withholding agents) may generally rely on such proposed Treasury Regulations until final Treasury Regulations are issued. Holders should consult their tax advisors regarding the application of FATCA in their particular circumstances.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives a distribution made pursuant to the Plan of Liquidation. Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily the individual’s social security number;

•	the holder furnishes an incorrect taxpayer identification number;

•	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•

the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

For Non-U.S. Holders, a distribution made pursuant to the Plan of Liquidation and received within the United States or through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent does not have actual knowledge or reason to know that such holder is a United States person and such holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI (or applicable successor forms), or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding, the procedures for obtaining such an exemption, and any other information reporting requirements in connection with the Dissolution (e.g., certain Holders may be required to include certain information with their U.S. federal income tax returns).

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. INCOME AND NON-INCOME TAX CONSEQUENCES OF THE DISSOLUTION IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING ANY INFORMATION REPORTING REQUIREMENTS, THE APPLICABILITY OF ANY TAX TREATIES, AND THE IMPACT OF ANY CHANGE IN LAW.

U.S. Federal Income Tax Consequences of a Liquidating Trust

We may transfer our remaining assets and obligations to a liquidating trust if our board of directors or its delegate(s) determines that such a transfer is advisable. Under applicable Treasury Regulations, a trust will be treated as a “liquidating trust” if it is organized for the primary purpose of liquidating and distributing the assets transferred to it, and if its activities are all reasonably necessary to and consistent with the accomplishment of that purpose. However, if the liquidation is unreasonably prolonged or if the liquidation purpose becomes so obscured by business activities that the declared purpose of the liquidation can be said to be lost or abandoned, the trust will no longer be considered a liquidating trust and adverse tax consequences may apply to the trust or to Holders. Although neither the Code nor the Treasury Regulations thereunder provide any specific guidance as to the length of time a liquidating trust may last, the IRS’s guidelines for issuing rulings with respect to liquidating trust status call for a term not to exceed three years, which period may be extended to cover the collection of installment obligations.

If we transfer assets to a liquidating trust and distribute interests in the liquidating trust to Holders, we intend that such transfer and distribution would be treated for U.S. federal income tax purposes as if we distributed an interest in each of the assets so transferred directly to such Holders. Each Holder would be treated as receiving a liquidating distribution from us, which would be treated generally as described above.

Assuming that the liquidating trust is treated as a “liquidating trust” for U.S. federal income tax purposes, we intend that the liquidating trust would be treated as a “grantor trust” for U.S. federal income tax purposes. In that case, each unit or interest in the liquidating trust would represent ownership of an undivided proportionate interest in all of the assets and liabilities of the liquidating trust and a Holder would be treated for U.S. federal income tax purposes as receiving or paying, as applicable, directly a pro rata portion of all income, gain, loss, deduction, and credit of the liquidating trust. A Holder would be taxed each year on its share of income from the liquidating trust, net of such Holder’s share of expenses of the liquidating trust (including interest and depreciation) whether or not such Holder receives a distribution of cash from the liquidating trust that year. When the liquidating trust makes distributions to Holders, the Holders generally would recognize no additional gain or loss.

Assuming the liquidating trust is treated as a grantor trust for U.S. federal income tax purposes, a Holder’s adjusted tax basis in a unit of the liquidating trust (and indirectly in the pro rata portion of the net assets in the liquidating trust that are attributable to that unit) would be equal to the fair market value of a unit (and those net assets) on the date that it is treated as distributed to the Holder, which value would be determined by us and reported to the Holder. The long-term or short-term character of any capital gain or loss recognized in connection with the sale of the liquidating trust’s assets would be determined based upon a holding period commencing at the time of the acquisition by a Holder of such Holder’s beneficial interest in the liquidating trust.

The trustee or trustees of the liquidating trust would provide to each Holder of units in the liquidating trust after each year end a detailed itemized statement that reports on a per unit basis the Holder’s allocable share of all the various categories of income and expense of the liquidating trust for the year. Each Holder must report such items on its U.S. federal income tax return regardless of whether the liquidating trust makes current cash distributions.

If the liquidating trust fails to qualify as a liquidating trust that is a grantor trust for U.S. federal income tax purposes, the consequences to Holders would depend on the reason for the failure to qualify, and, under certain circumstances, the liquidating trust could be treated as an association taxable as a corporation for U.S. federal income tax purposes. If the liquidating trust is taxable as a corporation, the trust itself would be subject to U.S. federal income tax at the applicable corporate income tax rate, which is currently 21%. In that case, distributions made by the liquidating trust would be reduced by any such additional taxes imposed on the trust, and a Holder would be subject to tax upon the receipt of distributions that constitute dividends from the trust rather than taking into account its share of the trust’s taxable items on an annual basis.

Holders should consult their tax advisors regarding the tax consequences that would apply to them if we were to transfer assets to a liquidating trust.

Required Vote

Under the DGCL, the Dissolution requires the affirmative “FOR” vote of a majority of the outstanding shares of our capital stock entitled to vote thereon. You may vote for “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. An abstention would have the effect of a vote “AGAINST” the proposal.

Our board of directors recommends a vote “FOR” the proposal to approve the Dissolution.

PROPOSAL 2:

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal

If at the Special Meeting, the board of directors determines it is necessary or appropriate to adjourn the Special Meeting, we intend to move to vote on the Adjournment Proposal. For example, the board of directors may make such a determination if the number of shares of common stock represented and voting in favor of the Dissolution Proposal at the Special Meeting is insufficient to approve the Dissolution Proposal. If the board of directors determines that it is necessary or appropriate, we may ask our stockholders to vote only upon the Adjournment Proposal and not the other proposals.

In this proposal, we are asking you to authorize the holder of any proxy solicited by the board of directors to vote in favor of the Adjournment Proposal. If the stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted against the Dissolution Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Dissolution Proposal to defeat the proposal, we could adjourn the Special Meeting without a vote on the Dissolution Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the Dissolution Proposal. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present, at the discretion of the chairperson of the Special Meeting.

Required Vote

The Adjournment Proposal requires the affirmative “FOR” vote of a majority of the shares present in person or represented by proxy at the Special Meeting and entitled to vote thereon. You may vote for “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. An abstention would have the effect of a vote “AGAINST” the proposal.

Our board of directors recommends a vote “FOR” an adjournment of the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approval the Dissolution Proposal.

STOCKHOLDER PROPOSALS FOR THE 2025 ANNUAL MEETING

Vincerx does not intend to hold future annual meetings of stockholders if the Plan of Liquidation is approved and the Certificate of Dissolution is filed with the Delaware Secretary of State. However, if Vincerx holds an annual meeting of stockholders in 2025, to be considered for inclusion in the Company’s proxy statement for the 2025 annual meeting of stockholders, stockholder proposals must have been received by the Secretary of the Company no later than December 11, 2024. However, if we have not held an annual meeting in the previous year or if the date of the annual meeting has been changed by more than 30 days from the date of the preceding year’s annual meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials. These proposals also must comply with the proxy proposal submission rules of the SEC under Rule 14a-8. Proposals we receive after that date will not be included in the proxy statement for the 2025 annual meeting. We urge stockholders to submit proposals by Certified Mail – Return Receipt Requested.

Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before the 2025 annual meeting but do not intend for the proposal to be included in our proxy statement. A stockholder proposal not included in the proxy statement for the 2025 annual meeting will not be eligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not more than 120 days nor less than 90 days prior to the first anniversary of the date the proxy statement was provided to the stockholders in connection with preceding year’s annual meeting of stockholders. For the 2025 annual meeting of stockholders, notice must be received between December 11, 2024 and January 10, 2025.

However, if we have not held an annual meeting in the previous year or if the date of the annual meeting has been changed by more than 30 days before or after the anniversary date of the preceding year’s annual meeting, we must have received the stockholder’s notice not later than the close of business on the later of (x) the 90th day prior to the date of the scheduled annual meeting or (y) the 10th day following the day on which public announcement of the date of such meeting is first made. An adjournment or postponement of an annual meeting will not commence a new time period or extend any time period for the giving of the stockholder’s notice described above. The stockholder’s notice must set forth, as to each proposed matter, the information required by our Bylaws. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

OTHER MATTERS

Our board of directors does not know of any other business that will be presented at the Special Meeting. If any other business is properly brought before the Special Meeting, the proxy holders will vote in accordance with their judgment unless you direct them otherwise. Whether or not you intend to attend the Special Meeting, we urge you to vote by Internet or mail.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and, therefore, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at www.sec.gov. The SEC’s website contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC.

ANNEX A

PLAN OF LIQUIDATION AND DISSOLUTION

OF

VINCERX PHARMA, INC.

The following Plan of Liquidation and Dissolution (the “Plan of Liquidation”), dated as of April 17, 2025, shall effect the dissolution and complete liquidation of Vincerx Pharma, Inc., a Delaware corporation (the “Company”), in accordance with Section 275 and other applicable provisions of the Delaware General Corporation Law (the “DGCL”).

1. Adoption of Plan. The board of directors of the Company (the “Board of Directors”) has adopted resolutions deeming it advisable and in the best interest of the stockholders of the Company to dissolve and liquidate the Company and adopt the Plan of Liquidation and will solicit approval of the holders of the Company’s common stock (the “Common Stock”) to approve at a special meeting of stockholders the dissolution and liquidation of the Company, adopt the Plan of Liquidation, and ratify the Company’s actions taken to date with respect to the Plan of Liquidation. If stockholders holding a majority of the outstanding shares of Common Stock, voting as a single class (the “Requisite Holders”), vote in favor of the proposed dissolution and liquidation of the Company and the adoption of the Plan of Liquidation, the Plan of Liquidation shall constitute the adopted Plan of Liquidation of the Company as of the date of the approval by the Requisite Holders (the “Approval Date”).

2 Cessation of Business Activities. After the Effective Date (as defined below) and in accordance with Section 278 of the DGCL, the Company shall not engage in any business activities except for the purpose of winding up and liquidating its business and affairs, including, but not limited to, prosecuting and defending suits (whether civil, criminal, or administrative) by or against the Company, collecting its assets, converting its property and assets into cash or cash equivalents, discharging or making provision for discharging its liabilities, withdrawing from all jurisdictions in which it is qualified to do business, distributing its remaining cash and other property and assets to its stockholders according to their interests, and doing every other act necessary to wind up and liquidate its business and affairs, but not for the purpose of continuing the business for which the Company was organized.

3. Certificate of Dissolution. After the Approval Date, the officers of the Company shall obtain any certificates required from the Delaware tax authorities and, upon obtaining such certificates and paying such taxes as may be owing, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the DGCL specifying the date upon which the Certificate of Dissolution will become effective (the “Effective Date”).

4. Liquidation Process. From and after the Effective Date and subject to the provisions hereof, the Company shall complete the following corporate actions:

(a) Sale of All or Substantially All of the Non-Cash Assets. The Company shall determine whether and when to collect, sell, exchange, distribute, or otherwise dispose of all or substantially all of its non-cash property and assets, including, but not limited to, all tangible property, intellectual property, and other intangible property, in one or more transactions on such terms and conditions as the Company, in its sole discretion, deems expedient and in the best interests of its stockholders, without any further vote or action by the Company’s stockholders. The Company’s non-cash assets and properties may be sold or transferred in one transaction or in several transactions to one or more parties. The Company shall not be required to obtain appraisals, fairness opinions, or other third-party opinions as to the value of its properties and assets and shall not be required to auction the properties and assets or otherwise seek competitive offers. In connection with such collection, sale, exchange, and other disposition, the Company shall collect or make such provision as it deems appropriate in its sole discretion for the collection of all accounts receivable, debts, and claims owing to the Company.

(b) Liquidation of Assets. The Company shall determine whether and when to transfer the Company’s property and assets to a liquidating trust (established pursuant to Section 6 hereof).

(c) Payment Obligations. The Company shall (i) pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional, or unmatured contractual claims known to the Company, (ii) make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit, or proceeding to which the Company is a party, and (iii) make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company or successor entity, are likely to arise or become known to the Company or successor entity within 10 years after the Effective Date. Such claims shall be paid as required by applicable law. If there are insufficient assets of the Company, such claims and obligations of the Company shall be paid or provided for in accordance with their priority and, among claims of equal priority, ratably to the extent of assets of the Company legally available therefor. If and to the extent deemed necessary, appropriate, or desirable by the Company or, if applicable, the Trustees (as defined in Section 6 hereof), in their sole discretion, the Company may establish and set aside a reasonable amount of cash and/or property (the “Contingency Reserve”) to satisfy such claims and obligations against the Company, including, without limitation, tax obligations and all expenses related to the sale of the Company’s property and assets, the collection and defense of the Company’s property and assets, and the liquidation and dissolution provided for in this Plan of Liquidation.

(d) Distributions to Stockholders. Any property and assets of the Company remaining after the payment of claims and obligations, or the provision for payment of claims and obligations, of the Company as provided in Section 4(c) hereof shall be distributed by the Company pro rata to its stockholders. Such distribution may occur all at once or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as the Board of Directors or, if applicable, the Trustees, in their sole discretion, may determine.

5. Cancellation of Common Stock. The distributions to stockholders pursuant to Sections 4 and 8 hereof (the “Liquidating Distributions”) shall be in complete redemption and cancellation of all of the outstanding shares of Common Stock. As a condition to receipt of any Liquidating Distribution, the Board of Directors or, if applicable, the Trustees, in their sole discretion, may require stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agents for recording of such distributions thereon, or (ii) furnish the Company with evidence satisfactory to the Board of Directors or, if applicable, the Trustees of the loss, theft, or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors or, if applicable, the Trustees. The Board of Directors, in its sole discretion, may direct that the Company’s stock transfer books be closed and recording of transfers of Common Stock discontinued as of the earliest of (w) the Effective Date, (x) the close of business on the record date fixed by the Board of Directors for the first or any subsequent installment of any Liquidating Distribution, (y) the close of business on the date on which the remaining assets of the Company are transferred to the Trust, if applicable, or (z) the date on which the Company files its Certificate of Dissolution under the DGCL (such date, the “Record Date”), and thereafter certificates representing shares of Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

6 Liquidating Trust. If deemed necessary, appropriate, or desirable by the Board of Directors, in its sole discretion, in furtherance of the liquidation and distribution of the Company’s assets to the stockholders in accordance with the provisions hereof, as a final Liquidating Distribution or from time to time, the Company may transfer to one or more liquidating trustees, for the benefit of its stockholders (the “Trustees”) under a liquidating trust (the “Trust”), any assets of the Company, including cash, intended for distribution to creditors and stockholders not disposed of at the time of dissolution of the Company, including the Contingency Reserve. The Board of Directors is hereby authorized to appoint one or more individuals, corporations, partnerships, or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents, or representatives of the Company, to act as the initial Trustee or Trustees for the benefit of the stockholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title, and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the claims and obligations of the Company as provided in Section 4(b) hereof, including, without limitation, any unsatisfied claims and unknown or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the stockholders for the purposes of Section 4(d) hereof. Any such conveyance to the Trustees shall be treated for U.S federal and state income tax purposes as if the Company made such distribution to the stockholders, and the assets conveyed shall be held in trust for the stockholders of the Company. The Company, subject to this Section 6 and as authorized by the Board of Directors, in its sole discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board of Directors, in its sole discretion, may deem necessary, appropriate, or desirable. Adoption of the Plan of Liquidation by holders of a majority of the outstanding shares of Common Stock shall constitute the approval of the stockholders of any such appointment, any such liquidating trust agreement, and any transfer of assets by the Company to the Trust as their act and as a part hereof as if herein written.

7. Abandoned Property. If any Liquidating Distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder, or for any other reason, then the distribution to which such stockholder is entitled (unless transferred to the Trust established pursuant to Section 6 hereof) shall be transferred, at such time as the final Liquidating Distribution is made by the Company, to the extent permitted by law, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

8. Final Liquidating Distribution. Whether or not a Trust shall have been previously established pursuant to Section 6 hereof, if it should not be feasible for the Company to make the final Liquidating Distribution to its stockholders of all assets of the Company prior to the third anniversary of the filing of its Certificate of Dissolution, then, on or before such date, the Company shall be required to establish a Trust and transfer any remaining assets (including, without limitation, any uncollected claims, contingent assets, and the Contingency Reserve) to the Trustees as set forth in Section 6 hereof. Not more than three years from the date of its creation, such Trust shall make a final distribution of any remaining assets to the holders of the beneficial interests of the Trust. Any such distribution shall be only in the form of cash.

9. Stockholder Consent to Sale of Assets. Approval of the proposed dissolution and adoption of the Plan of Liquidation by the Requisite Holders shall constitute the approval of the stockholders of the Company of the dissolution of the Company and the sale, exchange, or other disposition in liquidation of all or substantially all of the property and assets of the Company pursuant to the terms hereof, whether such sale, exchange, or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange, or other disposition that are conditioned on adoption of the Plan of Liquidation.

10. Expenses of Dissolution. In connection with, and for the purposes of implementing and assuring completion of, the Plan of Liquidation, the Company may, in the sole discretion of the Board of Directors, pay any brokerage, agency, professional, legal, and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange, or other disposition of the Company’s property and assets and the implementation of the Plan of Liquidation. Adoption of the Plan of Liquidation shall constitute approval by the stockholders of the Company of any such payments.

11. Employees and Independent Contractors. In connection with effecting the dissolution of the Company and for the purpose of implementing and assuring completion of the Plan of Liquidation, the Company may, in the sole discretion of the Board of Directors, hire employees and retain independent contractors and agents as the Board of Directors deems necessary or desirable to supervise the dissolution and liquidation. The Company may, in the sole discretion of the Board of Directors, but subject to applicable legal and regulatory requirements, pay the Company’s officers, directors, employees, independent contractors, agents, and representatives, or any of them, compensation, or additional compensation above their regular compensation, in money or other property, as severance, bonus, or any other form, in recognition of the additional efforts they, or any of them, will be required to undertake, or actually undertake, or otherwise necessary retain the services of any of them, in connection with the implementation of the Plan of Liquidation. Adoption of the Plan of Liquidation shall constitute approval by the stockholders of the Company of any such compensation.

12. Indemnification. The Company shall continue to indemnify its officers, directors, employees, independent contractors, and agents to the maximum extent specified under existing agreements and in accordance with applicable law, its certificate of incorporation and bylaws and any contractual arrangements, for actions taken in connection with the Plan of Liquidation and the winding up of the affairs of the Company and shall indemnify, if applicable, the Trustees and its agents on similar terms. The Company’s obligation to indemnify such persons may also be satisfied out of the assets of the Trust. The Board of Directors and, if applicable, the Trustees, in their sole discretion, are authorized to obtain and maintain insurance for the benefit of such officers, directors, employees, independent contractors, agents, and Trustees to the extent permitted by law and as may be necessary or appropriate to cover the Company’s obligations hereunder, including seeking an extension in time and coverage of the Company’s insurance policies currently in effect. Adoption of the Plan of Liquidation shall constitute approval by the stockholders of the Company of any such indemnification and insurance.

13. Amendment, Modification or Abandonment of Plan. If for any reason the Board of Directors determines that such action would be in the best interest of the Company, the Board of Directors may, in its sole discretion and without requiring further stockholder approval, revoke, amend, modify, or abandon the Plan of Liquidation and all action contemplated thereunder, to the extent permitted by the DGCL. Upon the revocation or abandonment of the Plan of Liquidation, the Plan of Liquidation shall be void.

14. Power of Board of Directors and Officers; Delegation. The Board of Directors is hereby authorized, without further action by the Company’s stockholders, to do and perform, or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver, or adopt any and all agreements, resolutions, conveyances, certificates, and other documents of every kind that are deemed necessary, appropriate, or desirable, in the sole discretion of the Board of Directors, to implement the Plan of Liquidation and the transactions contemplated hereby, including, without limitation, all filings or acts required by any state or federal law or regulation to wind up its affairs. In addition, to the fullest extent permitted by the DGCL, following the Effective Date, the Board of Directors may delegate to one or more persons or entities any of the rights, powers, and duties of the Board of Directors in connection with the dissolution and winding up of the Company and the Plan of Liquidation.

PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION

SCAN TO
VIEW MATERIALS & VOTE
VINCERX PHARMA, INC.
ATTN: TOM THOMAS
1825 S. GRANT STREET
SAN MATEO, CA 94402
VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/10/2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During the meeting - Go to www.virtualshareholdermeeting.com/VINC2025SM2
You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/10/2025. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends you vote FOR proposals 1 and 2.
1 To approve the liquidation and dissolution of Vincerx Pharma, Inc. (the “Company”) in accordance with Section 275 of the Delaware General Corporation Law and pursuant to the plan of liquidation which, if approved, will authorize the Company’s board of directors to liquidate and dissolve the Company in accordance with the plan of liquidation (the “Dissolution Proposal”).
2 To adjourn the special meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to approval the Dissolution Proposal.
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For Against Abstain
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date
0000678719_1R1.0.0.2

PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Proxy Statement is available at www.proxyvote.com
VINCERX PHARMA, INC. Special Meeting of Stockholders June 11, 2025 10:00 AM Pacific Time This proxy is solicited by the Board of Directors
The stockholder(s) hereby appoints Dr. Raquel E. Izumi and Kevin Haas and each of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of VINCERX PHARMA, INC. held as of the record date and that the stockholder(s) is/are entitled to vote at the Special Meeting of stockholders to be held at 10:00 AM, PDT on June 11, 2025, virtually at: www.virtualshareholdermeeting.com/VINC2025SM2 and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side
0000678719_2 R1.0.0.2